ARTHUR
                            ANDERSEN

                     ARTHUR ANDERSEN & Co, SC




July 10,1995                             Arthur Andersen LLP


Bruno's, Inc.                            Suite 1800
800 Lakeshore Parkway                    420 North 20th Street
Birmingham, Alabama 35211                Birmingham AL 35203-3204
                                         205 252 8600


Re:  Form 10-Q Report for the quarter ended
     April 8,1995

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of April 8, 1995, the Company changed its practice for estimating self insurance reserves for workers' compensation and general liability exposures from case estimates of probable liabilities prepared by experienced parties (independent third party administrators for most claims) using all available claims data as to the extent of losses and related costs to actuarially-based estimation techniques. According to management of the Company, this change reflected the Company's determination that these actuarial techniques provided better estimates than those which had been previously used by the Company.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable practice. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in practice of accounting is to an acceptable alternative practice of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period. Further, we have not audited and do not express any opinion with respect to your financial statements for the 14 and 40 week periods ended April 8,1995.


Very truly yours,



/s/ Arthur Anderson, LLP